UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 24, 2020

Jabil Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14063	38-1886260
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (727) 577-9749

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	JBL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 24, 2020, Jabil Inc. (the “Company”) entered into an unsecured 364-day revolving credit agreement (the “Credit Agreement”) that permits borrowings from time to time up to an initial aggregate amount of $375 million. The Credit Agreement was entered into among the Company; the initial lenders named in the Credit Agreement; Mizuho Bank, Ltd. (“Mizuho”), as administrative agent; BNP Paribas and Sumitomo Mitsui Banking Corporation (“SMBC”), as co-syndication agents; Credit Agricole Corporate and Investment Bank, MUFG Union Bank, N.A. and U.S. Bank National Association, as documentation agents; and Mizuho, BNP Paribas Securities Corp. and SMBC, as joint lead arrangers and joint bookrunners. The Company may, at any time prior to 60th day after the effective date of the Credit Agreement, request that the aggregate amount of the lender commitments be increased by up to $150 million, in increments of $25 million. The termination date for the Credit Agreement will be April 23, 2021 unless earlier terminated pursuant to the terms of the Credit Agreement.

Interest and fees on advances under the Credit Agreement are based on the Company’s non-credit enhanced long-term senior unsecured debt rating as determined by S&P Global Ratings, Moody’s Investors Service, Inc. and Fitch, Inc. (collectively, the “Rating Agencies”), all as more fully described in the Credit Agreement. Interest is charged at a rate equal to either (i) 0.450%, 0.525% or 0.800% above the base rate or (ii) 1.450%, 1.525% or 1.800% above the eurodollar rate. The base rate represents the greatest of (i) Mizuho’s base rate, (ii) 0.50% above the federal funds rate, and (iii) 1.0% above one-month LIBOR, subject to a floor of 0.75% and the eurodollar rate represents adjusted LIBOR for the applicable interest period, calculated as described in the Credit Agreement, subject to a floor of 0.75%. Fees include a facility fee based on the revolving credit commitments of the lenders. Based on the Company’s current non-credit enhanced long-term senior unsecured debt rating as determined by the Rating Agencies, the current rates of interest for the Credit Agreement are 0.525% above the base rate for base rate advances and 1.525% above the eurodollar rate for eurodollar rate advances. As of the date of the Credit Agreement, no draws were made under the agreement.

The Credit Agreement includes various covenants, limitations and events of default customary for similar facilities for similarly rated borrowers.

Certain of the lenders under the Credit Agreement and their affiliates have various other relationships with the Company and its subsidiaries involving the provision of financial services, including cash management, loans, letter of credit and bank guarantee facilities, investment banking and trust services. The Company and certain of its subsidiaries have entered into foreign exchange contracts and other derivative arrangements with certain of the lenders and their affiliates. In addition, various agents and lenders under the Credit Agreement hold positions as agent and/or lender under the Company’s senior unsecured credit agreement, dated January 22, 2020, among the Company; the initial lenders named thereto; Citibank, N.A., as administrative agent; JPMorgan Chase Bank, N.A. and Bank of America, N.A., as co-syndication agents; BNP Paribas, Mizuho, MUFG Bank, Ltd., and Sumitomo Mitsui Banking Corporation, as documentation agents; and Citibank, N.A., JPMorgan Chase Bank, N.A., BoFa Securities, Inc., BNP Paribas Securities Corp., Mizuho, MUFG Bank, Ltd., and Sumitomo Mitsui Banking Corporation as joint lead arranges and joint bookrunners.

The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference in this Current Report on Form 8-K.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Report is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit is furnished herewith:

Exhibit No.	Description

10.1

Credit Agreement dated as of April 24, 2020 among Jabil Inc.; the initial lenders named in the Credit Agreement; Mizuho Bank, Ltd. (“Mizuho”), as administrative agent; BNP Paribas and Sumitomo Mitsui Banking Corporation (“SMBC”), as co-syndication agents; Credit Agricole Corporate and Investment Bank, MUFG Union Bank, N.A. and U.S. Bank National Association as Documentation Agents; and Mizuho, BNP Paribas Securities Corp. and SMBC as joint lead arrangers and joint bookrunners.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JABIL INC.
(Registrant)

April 29, 2020	By:	/s/ Susan Wagner-Fleming
Susan Wagner-Fleming
Vice President, Deputy General Counsel & Corporate Secretary